As filed with the Securities and Exchange Commission on December 9, 2021

Registration No. 333-259408

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CINGULATE INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	86-3825535
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1901 W. 47th Place

Kansas City, KS 66205

(913) 942-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shane J. Schaffer

Chief Executive Officer

Cingulate Inc.

1901 W. 47th Place

Kansas City, KS 66205

(913) 942-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner, Esq. Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700	Gregory Sichenzia, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas New York, New York 10036 (212) 930-9700

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-259408

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Cingulate Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on December 7, 2021, is being filed for the sole purpose of filing updated Exhibits 4.3, 4.4 and 5.1 as part of the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. This Registration Statement shall become effective upon filing with the SEC in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are being filed with this Registration Statement:

Exhibits:	Description
4.3	Form of Warrant

4.4	Form of Warrant Agency Agreement

5.1	Legal opinion of Lowenstein Sandler LLP

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, Kansas, on the day of December 9, 2021.

CINGULATE INC.

By:	/s/ Shane J. Schaffer
Name:	Shane J. Schaffer
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated:

Signature	Title	Date

/s/ Shane J. Schaffer
Shane J. Schaffer	Chief Executive Officer, Chairman (Principal Executive Officer)	December 9, 2021

/s/ Louis G. Van Horn
Louis G. Van Horn	Chief Financial Officer (Principal Financial Officer)	December 9, 2021

*
Jennifer L. Callahan	Corporate Controller (Principal Accounting Officer)	December 9, 2021

*
Jeff Hargroves	Director	December 9, 2021

*
Peter J. Werth	Director	December 9, 2021

*
Jeff Conroy	Director	December 9, 2021

*
Patrick Gallagher	Director	December 9, 2021

*
Gregg Givens	Director	December 9, 2021
*
Curt Medeiros	Director	December 9, 2021

*By:	/s/ Shane J. Schaffer
Shane J. Schaffer, Attorney-in-Fact